Exhibit 99.2
Dear ChargePointers,
As we prepare for a new fiscal year which will see us achieve many important milestones, I write this to explain my most difficult decision since becoming our CEO. Today we are announcing an approximately 12% reduction in our global workforce. This is a duty I carry with a heavy heart. This decision was guided by my responsibility to you, our shareholders, and our Board of Directors to build a thriving - and sustainable - business with the goal of having positive adjusted EBITDA in the fourth quarter of calendar 2024.
As hard as this is, I expect this decision to be a turning point. Other changes we are making are quite exciting, but reducing our workforce is by far the most difficult and unpleasant. I want to explain the logic behind the decision, and to let you know that care and consideration were taken when making it. I want to answer the three questions which are likely top of mind for you: The first being “why?”, the second being “is this it?”, and the third being “how will we do all of the work?”.
Regarding “why”, it was balanced against our business strategy, sales forecast, product roadmap, and the work we need to get done. We have also identified improvements in efficiency that can be realized through organizational clarity combined with an operating cadence that is both well understood and well executed. Some of the impacted positions within the company relate to these changes. I fully realize these explanations may not ease the pain for those who are directly affected, but I can assure you this was evaluated thoughtfully.
To answer the question “is this it”, the answer is that there are no other current plans, and I do not expect so if we are able to hit our financial and operational targets.
Addressing our ability to get our work done, we will actively examine everything we do. We will stop doing work that doesn’t directly align with our strategy or help us serve our customers better. You will not have to absorb all the work our departing colleagues are leaving behind.
Despite this difficult decision, I remain encouraged by what I have seen in the business, our market-leading technology, and our talented team. This change may feel like it’s out of your control. What we can control is our performance, our execution, and our perspective going forward. That's what we're going to focus on. If we keep our heads up, keep moving forward, and stay positive, together we can do this. I am honored to serve you by making the goals clear, then rolling my sleeves up and doing whatever it takes to help us all win, both collectively and personally.
I look forward to speaking with you all in tomorrow’s town hall.

-Rick